EXHIBIT 99.2

SMTP Increases Regular Cash Dividend by 20%

October 31, 2012 4:00 PM ET

SMTP, Inc. (OTCBB: SMTP), a global email marketing and delivery provider, today announced that its Board of Directors has approved a 20% increase in the company's regular annual cash dividend rate from $0.06 to $0.072 per common share (from $0.015 to $0.018 per share on a quarterly basis). The increased regular quarterly dividend rate of $0.018 will be effective starting with the fourth quarter dividend, which was declared today and is payable on November 30, 2012 to shareowners of record at the close of business on November 20, 2012.

"Our long and consistent history of growth and profitability provide us with every reason to believe that we are well positioned to realize additional value in the coming years," stated Semyon Dukach, Chairman of SMTP, Inc. "Since our business is stable and growing, and we expect to earn quarterly profits into the foreseeable future, we intend to pay a quarterly dividend on a continuing basis, based on our quarterly earnings, to best serve our shareholders."

ABOUT SMTP, Inc. (OTCBB: SMTP)
SMTP (http://www.SMTP.com) is a leading provider of cloud-based services to facilitate email deliverability, including bulk and transactional sending, reputation management, compliance auditing, abuse processing and issue resolution. Our services provide customers with the ability to increase the deliverability of email with less time, cost and complexity than handling it themselves. SMTP, Inc. is based in Cambridge, Massachusetts and on the web at http://www.smtp.com.

Safe Harbor Statement
The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continues," "estimates," "projects," "intends," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing new customer offerings, changes in customer order patterns, changes in customer offering mix, continued success in technological advances and delivering technological innovations, delays due to issues with outsourced service providers, and various other factors beyond the Company's control.

For Further Information Contact SMTP, Inc.